Exhibit 10.09 - May 29, 2012 Global Licensing, Operational and Utilization Agreement between Resource Recycling and Pyrotec

GLOBAL LICENSING, OPERATIONAL AND UTILIZATION AGREEMENT

This Global Licensing, Operational and Utilization Agreement (this "Agreement") is made and effective as of May 29, 2012, between Resource Recycling Limited, Inc., a Delaware corporation doing business at 204 Cricken Tree Drive in Simpsonville, South Carolina 29681, and its shareholders, officers, affiliates and assigns ("Licensor") and PyroTec, Inc., a Delaware corporation with a resident agent located at 113 Barksdale Professional Center in Newark, Delaware 19711-3258, and its affiliates and assigns ("Licensee"), collectively referred to as the "Parties."

Recitals

1. Licensor is a management, consulting and licensing corporation focused on, among other things, the development and operation of Waste Tire and other raw materials pyrolysis facilities using patented, trademarked, service-marked, and other intellectual property rights licensed to it by third-parties for a fee. Licensor is the licensee of systems, processes and products represented to it by its licensor as being protected in the Licensed Territory (as that term is defined in this Agreement, below) by patent, copyright, trademark, service marks, and other types of confidential and proprietary information being applied for registration with the U.S. Patent & Trademark Office or protected under common or statutory law, and other international patents (collectively referred to herein as the "Intellectual Property"). A description and identification of the Intellectual Property licensed to Licensor with the exclusive rights to license to third-parties on an exclusive basis, in this case, Licensee, by patent numbers or descriptions of the other trademarks, copyrights and service marks are attached at Exhibit A.

2. Licensee desires to be licensed to use, utilize, operate and sub-license (subject to Licensor's written consent) Licensor's products and Intellectual Property under this Agreement globally (excluding the United States of America, Canada and Mexico, which are subject to a separate and distinct agreement between the Parties), and pay a yearly rate to utilize and sub-license the Intellectual Property.

3. The success of both parties to this Agreement is directly affected by the business conduct of the Parties, and adherence to the terms of this Agreement is a matter of mutual importance and consequence to Licensee and Licensor.

DISPOSITIONS

In accordance with the Recitals and for good and valuable consideration, the sufficiency of which is acknowledged, the undersigned Parties agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in the succeeding paragraphs of this Article.

1.00 "Licensed Territory" means Earth, excluding the United States of America, Canada and Mexico (and their respective territories).

ARTICLE II
THE EXCLUSIVE GRANT AND FEES, AND SECURITY INTEREST

2.00 Licensor grants to Licensee an exclusive license to utilize and license to third-parties with Licensor's written consent the Intellectual Property sold or marketed within the Licensed Territory.

2.01 Licensor agrees that it will not, during the life of this Agreement, grant a license described in paragraph 2.00 of this Article to any third party. However, this Agreement shall not be construed to prohibit the use in advertising of the Intellectual Property within the Licensed Territory by other licensees located outside the Licensed Territory.

2.02 Licensee agrees to pay Licensor a licensing fee equal to the following formula:

(a) $10,000,000.00 in good U.S. funds by or before July 31, 2012; and

(b) $6,000.000.00 in good U.S. funds by or before July 31st for the year covering August 1st to July 31st of the following year.

For example, and example only, the licensing fee for the year covering August 1, 2013 to July 31, 2014 shall be $6,000,000.00 paid by or before July 31, 2013, unless otherwise agreed to by the parties in writing.

2.03 Licensee agrees to pay Licensor an operational fee, in addition to the licensing fee, equal to the following formula:

(a) Licensee agrees to pay Licensor a fee equal to $60,000.00 per month for every 60,000 daily metric tons of capacity, and any pro rata amount over or under the 60,000 daily metric ton capacity on a monthly basis, installed for units built in the Licensed Territory by Licensee or Licensee's sub-licensee, subject to Licensor's written approval of Licensee's sub-license relationship. In performing its payment obligations under this section, Licensee agrees to produce any and all necessary and required accounting in a commercially reasonable time to validate the amounts due and owing to Licensor.

2.04 Licensee agrees to pay Licensor a utilization fee, in addition to the licensing fee and operational fee, equal to the following formula:

(a) $8,000,000.00 in good U.S. funds by or before July 31, 2012; and

(b) $6,000.000.00 in good U.S. funds by or before July 31st for the year covering August 1st to July 31st of the following year.

For example, and example only, the utilization fee for the year covering August 1, 2013 to July 31, 2014 shall be $6,000,000.00 paid by or before July 31, 2013, unless otherwise agreed to by the parties in writing.

2.05 Licensor agrees that Licensee may sub-license its rights under this Agreement to third-parties conditioned upon Licensor's approval in writing of the sub-license agreement between Licensee and the third-party. In the event Licensor agrees in writing to the sub-license agreement between Licensee and the third-party, Licensee agrees to pay Licensor forty-percent (40%) of the gross revenue earned by Licensor under the sub-license agreement. In performing its payment obligations under this section, Licensee agrees to produce any and all necessary and required accounting in a commercially reasonable time to validate the amounts due and owing to Licensor.

2.06 Licensee agrees that Licensor shall be entitled to take every action necessary in perfecting its security interest in proceeds through this Agreement, including but not limited filing an all assets Financing Statement/UCC-1 upon execution of this Agreement.

ARTICLE III
EXERCISE OF LICENSE

3.00 Licensee agrees to operate its business using the Intellectual Property within the Licensed Territory, only, unless otherwise later amended or modified by the Parties.

3.01 Licensee agrees that, during the life of this Agreement, it will use its best efforts to promote the goodwill represented by the Intellectual Property.

3.02 Licensee and Licensor agree that this Agreement is not contingent upon Licensee reaching certain sales benchmarks or goals.

ARTICLE IV
ACKNOWLEDGMENTS BY LICENSEE

4.00 Licensee acknowledges that Licensor retains full license rights to the Intellectual Property and any registrations obtained for it, both in the United States and in any other country.

4.01 Licensee acknowledges and recognizes Licensor's interest in, and the exclusive right to use the Intellectual Property or license to third-parties the Intellectual Property for territories outside the Licensed Territory.

4.02 Licensee agrees that Licensor has a legitimate business interest in protecting the proprietary nature of the Intellectual Property, and that Licensor has an absolute right to seek injunctive relief pursuant to Section 13.0, below, in the event Licensee takes any action deemed to violate Licensor's legitimate business interests in the Intellectual Property. Licensee agrees that it is strictly prohibited from (or attempting to) reverse engineering, re-engineering, duplicating, and imitating, in whole or in part, the Intellectual Property without the written consent of Licensor, and any such action or attempt constitutes a violation of the licensing rights stated herein entitling Licensor to immediate injunctive relief amongst other remedies allowed for under the common or statutory law.

ARTICLE V
TRADEMARK AND QUALITY CONTROL

5.00 Licensee agrees that the trademarks associated with the Intellectual Property will be used by Licensee only as a trademark and not descriptively or generically or as a trade name or part of a trade name.

5.02 Licensee agrees that it will not use trademark of the Intellectual Property in advertising or publicity, or on labels, containers, or any other media displayed or distributed to the public outside the Licensed Territory without Licensor's prior written approval.

5.03 Licensee agrees that it will (a) at any time on request by Licensor give Licensor a complete identification of any or all materials and samples used or to be used in conjunction with the Licensee's use of the Intellectual Property, and (b) not use any materials or combinations of materials that Licensor disapproves in writing.

ARTICLE VI RELATIONSHIP OF PARTIES

6.00 The Parties agree that they are completely separate entities and are not partners, joint venturers, or agents of the other in any sense whatsoever. Neither of the Parties has the power to obligate or bind the other or to use the name of the other except as provided in this Agreement.

ARTICLE VII TERM AND TERMINATION

7.00 This Agreement shall be in effect for a term of twenty (20) years unless terminated earlier under the provisions of this Article; however, it may be extended for an additional term on mutual agreement of the Parties in writing.

7.01 Licensee shall have the right to terminate this Agreement at any time on 30 days' notice in writing to Licensor.

7.02 Licensor may terminate this Agreement on 30 days' notice in writing to Licensee for Licensee's failure to fulfill any of its obligations under this Agreement; however, if during the notice period Licensee remedies its failure, this Agreement shall continue in effect as it would have done if notice had not been given.

7.03 No waiver of any default for any period of time or repetitious waiver of any default shall be construed as a continuing waiver; rather, the right of termination under paragraph 8.02 of this Article shall remain inviolate and may be exercised at any time any default may exist, no matter how long it lasted or how many times it may have occurred.

7.04 This Agreement shall terminate automatically on the insolvency or bankruptcy of Licensee, on the appointment of a receiver for Licensee, or its reorganization for the benefit of creditors.

ARTICLE VIII
RIGHTS AFTER TERMINATION

8.00 Licensee expressly understands and agrees that the license granted under Article II immediately ceases and terminates on termination or expiration of this Agreement.

8.01 Licensee agrees that immediately on termination or expiration of this Agreement it will cease all use of any trademark or service-mark associated with the Intellectual Property in any form whatsoever, including any words, symbols, or marks that are confusingly or deceptively similar.

8.02 At Licensor's request made any time after termination or expiration of this Agreement, Licensee shall assign to Licensor any and all goodwill or rights that Licensee may have acquired, developed, or generated in the Licensee's use of the trademarks or service-marks of the Intellectual Property.

8.03 Licensee further agrees that Licensor shall be entitled to injunctive and equitable relief for any violations of this Article, and Licensee agrees to pay all costs and expenses, including reasonable attorney fees, incurred by Licensor in enforcing the provisions of this Article or any part of this Agreement.

ARTICLE IX
ASSIGNABILITY

9.00 Licensee agrees that this Agreement shall remain in full force and effect in the event of Licensee sells, transfers or assigns its assets or stock, in whole or in part, to third-parties, who by virtue of such a transaction would be on actual and/or constructive notice of the duties, obligations and rights under this Agreement.

9.01 Licensee agrees that in the event of a sale, transfer or assignment under Section 9.00, above, Licensee shall continue to be responsible, jointly and severally, with its purchaser/transferee/assignee for all duties and obligations under this Agreement, unless otherwise agreed to by Licensor in writing.

9.02 Licensee agrees that Licensor may assign all rights under this Agreement and these rights shall inure to the benefit of Licensor's heirs, successors, assigns, and other legal representatives. Licensee further agrees that this Agreement shall remain in full force and effect in the event Licensor acquires all or part of the Intellectual Property from its licensor.

ARTICLE X
INFRINGEMENT

10.00 Licensee agrees to keep diligent watch over the Licensed Territory during the term of this Agreement to detect any apparatus, item trademark, or service mark that infringes or possibly infringes the Intellectual Property's trademark or service-marks, or any registration thereof. On discovery of any infringement, or possible infringement, Licensee shall promptly notify Licensor. Licensor shall have the first option, but not the obligation, to sue for such infringement and to recover and retain any and all damages recovered and shall make the decision whether to sue within a reasonable time of the discovery of such infringement. In the event that Licensor does not desire to sue for such infringement, it shall notify Licensee promptly of its decision not to sue for such infringement and Licensee shall thereafter have the right to sue for such infringement and retain all damages recovered. The party bringing such a suit shall be responsible for all costs of the suit.

10.01 Each of the Parties shall reasonably cooperate and furnish the other such information as the other may reasonably request that is under such person's possession or control with respect to the Licensor's trademark or any such other trademarks or service marks for purposes of the prosecution or defense of any related claim.

ARTICLE XI
INDEMNITY

11.00 Licensee shall indemnify, defend, and hold harmless Licensor (and its successors, assigns, agents, employees, and representatives) from and against all claims, actions, liabilities, and damages, including incident costs and attorney fees, that may be suffered by or recoverable from such parties resulting from or arising out of any breach by Licensee of any of its obligations under this Agreement or any claim by any party resulting from Licensee's use of the Intellectual Property or its business operations, brought by customers or creditors of other, including, without limitation, any claims for warranties or product liability.

ARTICLE XII
REPRESENTATIONS, WARRANTIES AND COVENANTS

12.00 Licensor represents and warrants to Licensee that it has the exclusive right to the Intellectual Property. Licensor represents that its licensing of the Intellectual Property to Licensee does not infringe on the Intellectual Property of any other person and Licensor shall take all reasonable steps to secure and protect the Intellectual Property, including without limitation the defense of any claims against the Licensee in relation to the Intellectual Property and the Technology.

12.01 To the knowledge of Licensor, there are no claims of any nature or description related to the Intellectual Property and all registrations with respect to the Intellectual Property are in good standing and are valid and enforceable.

12.02 Licensor agrees to use its best efforts to obtain all required patent and industrial design protection for the Intellectual Property not previously obtained.

12.03 To the extent it shall not adversely affect the attorney-client relationship, Licensor shall ensure that any retention arrangement with any patent agent shall provide that Licensee shall at all times be copied on any correspondence with any patent office and that Licensee shall have free and unfettered access to the working files of such patent agent and may make such enquiries with the patent agent as is necessary for the maintenance of its continuous disclosure record with its shareholders and the making of any decision by Licensee for any payments hereunder.

12.04 Licensor represents and warrants that it has the right to grant the License pursuant to the terms of this Agreement and that entering into this Agreement does not violate any rights or existing obligations between Licensor and any other entity.

12.05 Licensor represents and warrants that it is a corporation in good standing under the laws of the State of Delaware and has full authority to enter into this Agreement without any breach of its governing documents or any applicable law.

12.06 Licensee represents and warrants that it is a corporation in good standing under the laws of the State of Delaware and has full authority to enter into this Agreement without any breach of its governing documents or any applicable law.

ARTICLE XIII
NOTICE

13.00 Any notice or other communication required or permitted to be made or given to either of the Parties pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent by certified mail, postage prepaid, to its address set forth below, or to such other address as it shall designate by written notice given to the other party, as follows:

Licensor: Resource Recycling Limited, Inc.
c/o President
204 Cricken Tree Drive
Simpsonville, South Carolina 29681

Licensee: PyroTec, Inc.
c/o Resident Agent
113 Barksdale Professional Center
Newark, Delaware 19711-3258

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.00 Licensor and Licensee recognize and agree that any violation by Licensee of the terms and conditions of the Agreement may result in irreparable harm to Licensor, and, therefore, Licensee agrees that Licensor shall be entitled to (among other relief) injunctive relief in the event of a default or breach, or alleged default or breach, of this Agreement by Licensee, and Licensee agrees that in the event Licensor seeks such equitable injunctive relief as a result of a default or breach, or alleged default or breach, of this Agreement, Licensee will not oppose such relief on the basis that an adequate remedy is available at law. The foregoing shall not restrict the parties from any other remedies that either may have, either under the terms of this Agreement or under applicable law.

14.01 The Recitals at the beginning of this Agreement are incorporated by reference. However, the headings of several sections of this Agreement have been inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of the Agreement.

14.02 This Agreement shall be interpreted and construed, and the legal relations created in this Agreement shall be determined, in accordance with the laws of the State of Delaware.

14.03 Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provision shall not be affected by such holding, the intent of the Parties being to effectuate this Agreement to the fullest extent possible.

The parties have executed this Agreement on the date listed on the first page of this Agreement.

WITNESS

/s/ Katherine S. Gilmore-Sykes
Name: Katherine S. Gilmore-Sykes

LICENSOR

By:/s/ Thomas Sykes
Name: Thomas Sykes
Its: Authorized Officer

WITNESS

/s/ Mark Rynearson
Name: Mark Rynearson

LICENSEE

By: /s/ Jon Dyer
Name: Jon Dyer
Its: Chairman of the Board